Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President - Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2016 First Quarter Results

•	First quarter EPS $1.41 as reported, or $1.52 adjusted for business realignment

•	Sales decreased 12 percent, impacted by currency and weakness in global end markets

•	Simplification efforts drive excellent margin performance

•	Company revises fiscal 2016 full year guidance

CLEVELAND, October 22, 2015 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2016 first quarter ended September 30, 2015. Fiscal 2016 first quarter sales were $2.87 billion, compared with $3.27 billion in the prior year quarter. Net income was $195.0 million compared with $280.2 million in the first quarter of fiscal 2015. Fiscal 2016 first quarter earnings per share were $1.41, compared with $1.85 in the prior year quarter. Adjusted earnings per share were $1.52, compared with $1.89 in the prior year quarter. A reconciliation of reported to adjusted earnings per share is included with the financial tables in this news release.

“Despite ongoing headwinds from a strong dollar and further weakness in key end markets that pressured sales, we delivered adjusted segment operating margins of 15.3 percent.” said Chief Executive Officer, Tom Williams. “This type of margin performance is unprecedented in our recent history during previous down cycles and reflects the benefit of our prior year restructuring initiatives, rapid response on cost controls and savings resulting from our Simplification initiatives. Our previously announced restructuring initiatives for this year are underway to align costs with current demand and will position us well as the business environment improves. Simplification initiatives continue to expand as part of a broader effort to reduce complexity, increase speed, reduce costs and better serve our customers. We also introduced the new Win StrategyTM, designed to take Parker’s performance to the next level as we target actions aimed at driving increased sales growth and achieving segment operating margins of 17 percent in the next five years.”

During the first quarter of fiscal 2016, the company repurchased $310 million in Parker shares. A total of $1.6 billion worth of shares have been purchased under a previously announced authorization to repurchase between $2 billion and $3 billion in shares over two years, beginning in October 2014.

Segment Results
Diversified Industrial Segment: North American first quarter sales decreased 13 percent to $1.3 billion, and operating income was $212.7 million compared with $264.2 million in the same period a year ago. International first quarter sales decreased 18 percent to $1.0 billion, the majority of the decline in sales was the result of foreign currency rate changes. International operating income was $129.3 million compared with $189.8 million in the same period a year ago.

Aerospace Systems Segment: First quarter sales increased 2 percent to $544.6 million, and operating income was $74.0 million compared with $65.3 million in the same period a year ago.

Orders
Parker reported a decrease in orders of 11 percent for the quarter ending September 30, 2015, compared with the same quarter a year ago. The company reported the following orders by business:

•	Orders decreased 12 percent in the Diversified Industrial North America businesses compared with the same quarter a year ago.

•	Orders decreased 8 percent in the Diversified Industrial International businesses compared with the same quarter a year ago.

•	Orders decreased 16 percent in the Aerospace Systems segment on a rolling 12-month average basis.

Outlook
For the fiscal year ending June 30, 2016, the company has revised guidance for earnings from continuing operations to the range of $5.30 to $5.90 per share, or $5.80 to $6.40 per share on an adjusted basis. Fiscal year 2016 guidance is adjusted for expected business realignment expenses of approximately $0.50 per share, of which $0.30 per share relates to the company’s Simplification initiatives.
Williams added, “The change in our guidance largely reflects continued weakening in our end markets as evidenced by deteriorating order trends. We also do not expect any meaningful recovery in our markets through the end of our fiscal year. Aggressive actions are well underway to align our costs with the realities of current conditions. Looking forward, the continued execution of the new Win StrategyTM will help to position us to achieve new financial and operational performance targets designed to positively impact our customers and our shareholders."
NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2016 first quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www,phstock.com for one year after the call.

With annual sales of approximately $13 billion in fiscal year 2015, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 55,000 people in 50 countries around the world. Parker has increased its annual dividends paid to shareholders for 59 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's website at

www.parker.com, or its investor information website at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per share without the effect of business realignment expenses; (b) the effect of business realignment expenses on forecasted earnings from continuing operations per share; and (c) segment operating margins without the effect of business realignment expenses. The effects of business realignment expenses are removed to allow investors and the company to meaningfully evaluate changes in earnings per share and segment operating margins on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully the Company’s capital allocation initiatives, including timing, price and execution of share repurchases; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2015
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2015	2014

Net sales	$2,869,348	$3,269,932
Cost of sales	2,200,904	2,459,865
Gross profit	668,444	810,067
Selling, general and administrative expenses	370,214	400,840
Interest expense	35,760	20,961
Other (income), net	(13,179)	(8,369)
Income before income taxes	275,649	396,635
Income taxes	80,623	116,464
Net income	195,026	280,171
Less: Noncontrolling interests	48	82
Net income attributable to common shareholders	$194,978	$280,089

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.42	$1.88
Diluted earnings per share	$1.41	$1.85

Average shares outstanding during period - Basic	136,844,504	148,738,828
Average shares outstanding during period - Diluted	138,574,908	151,073,635

Cash dividends per common share	$0.63	$0.48

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended September 30,
	2015	2014
Earnings per diluted share	$1.41	$1.85
Adjustments:
Business realignment charges	0.11	0.04
Adjusted earnings per diluted share	$1.52	$1.89

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2015
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2015	2014
Net sales
Diversified Industrial:
North America	$1,286,330	$1,471,812
International	1,038,447	1,263,497
Aerospace Systems	544,571	534,623
Total	$2,869,348	$3,269,932
Segment operating income
Diversified Industrial:
North America	$212,748	$264,236
International	129,295	189,805
Aerospace Systems	74,003	65,349
Total segment operating income	416,046	519,390
Corporate general and administrative expenses	53,051	55,444
Income before interest expense and other expense	362,995	463,946
Interest expense	35,760	20,961
Other expense	51,586	46,350
Income before income taxes	$275,649	$396,635

RECONCILIATION OF SEGMENT OPERATING MARGIN TO ADJUSTED SEGMENT OPERATING MARGIN
(Unaudited)	Three Months Ended
	September 30, 2015
	Operating income	Margin
As reported segment operating income	$416,046	14.5%
Adjustments:
Business realignment charges	21,788
Adjusted segment operating income	$437,834	15.3%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2015
CONSOLIDATED BALANCE SHEET	(Unaudited)		(Unaudited)
	September 30,	June 30,	September 30,
(Dollars in thousands)	2015	2015	2014
Assets
Current assets:
Cash and cash equivalents	$974,268	$1,180,584	$1,092,137
Marketable securities	815,483	733,490	945,431
Trade accounts receivable, net	1,561,054	1,620,194	1,711,798
Non-trade and notes receivable	315,943	364,534	421,085
Inventories	1,320,204	1,300,459	1,441,439
Prepaid expenses	196,917	241,684	116,962
Deferred income taxes	144,033	142,147	147,410
Total current assets	5,327,902	5,583,092	5,876,262
Plant and equipment, net	1,632,803	1,664,022	1,755,254
Goodwill	2,947,955	2,942,679	3,068,420
Intangible assets, net	1,003,386	1,013,439	1,130,312
Other assets	1,089,508	1,091,805	914,377
Total assets	$12,001,554	$12,295,037	$12,744,625

Liabilities and equity
Current liabilities:
Notes payable	$630,650	$223,142	$702,018
Accounts payable	1,014,265	1,092,138	1,192,652
Accrued liabilities	774,145	894,555	834,569
Accrued domestic and foreign taxes	130,981	140,295	158,960
Total current liabilities	2,550,041	2,350,130	2,888,199
Long-term debt	2,725,409	2,723,960	1,482,492
Pensions and other postretirement benefits	1,480,466	1,699,197	1,328,123
Deferred income taxes	78,019	77,967	89,038
Other liabilities	312,868	336,214	374,409
Shareholders' equity	4,851,518	5,104,287	6,579,003
Noncontrolling interests	3,233	3,282	3,361
Total liabilities and equity	$12,001,554	$12,295,037	$12,744,625

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2015
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2015	2014
Cash flows from operating activities:
Net income	$195,026	$280,171
Depreciation and amortization	78,222	81,768
Stock incentive plan compensation	35,381	40,559
Gain on sale of businesses	—	(5,782)
(Gain) loss on sale of plant and equipment	(1,071)	7,262
Gain on sale of marketable securities	(54)	—
Net change in receivables, inventories, and trade payables	(35,163)	(60,018)
Net change in other assets and liabilities	(265,089)	(117,527)
Other, net	(2,284)	34,441
Net cash provided by operating activities	4,968	260,874
Cash flows from investing activities:
Acquisitions (net of cash of $3,814 in 2015)	(67,552)	—
Capital expenditures	(38,681)	(54,709)
Proceeds from sale of plant and equipment	3,847	2,736
Proceeds from sale of businesses	—	22,770
Purchase of marketable securities and other investments	(430,533)	(497,192)
Maturities and sales of marketable securities and other investments	371,766	50,528
Other, net	(40,273)	(5,060)
Net cash (used in) investing activities	(201,426)	(480,927)
Cash flows from financing activities:
Net payments for common stock activity	(304,464)	(44,494)
Net proceeds from (payments for) debt	404,787	(113,565)
Dividends	(85,987)	(71,607)
Net cash provided by (used in) financing activities	14,336	(229,666)
Effect of exchange rate changes on cash	(24,194)	(71,699)
Net (decrease) in cash and cash equivalents	(206,316)	(521,418)
Cash and cash equivalents at beginning of period	1,180,584	1,613,555
Cash and cash equivalents at end of period	$974,268	$1,092,137

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2015
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2016
Forecasted earnings per diluted share	$5.30 to $5.90
Adjustments:
Business realignment charges	0.50
Adjusted forecasted earnings per diluted share	$5.80 to $6.40